UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 23, 2005

GMH COMMUNITIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-32290	201181390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10 Campus Boulevard
Newtown Square, Pennsylvania 19073

(Address of principal executive offices)

(610) 355-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Approval of Compensatory Arrangements with Named Executive Officers

On February 23, 2005, the Compensation Committee of the Board of Trustees of GMH Communities Trust (the “Company”) approved and ratified the 2004 cash bonus payments to the following persons, each of whom is expected to be presented as a named executive officer in the Company’s definitive proxy statement relating its 2005 annual meeting of shareholders:

Name and Title	2004 Cash Bonus

Gary M. Holloway, Sr., Chairman, President and CEO	$150,000
Joseph M. Coyle, President of Student Housing Business	$125,000
Bruce F. Robinson, President of Military Housing Business	$100,000
John DeRiggi, Chief Investment Officer	$175,000
Bradley W. Harris, SVP and Chief Financial Officer	$50,000

These 2004 cash bonus amounts were previously disclosed in the Company’s Registration Statement on Form S-11, as amended (333-116343), as filed with the SEC on October 27, 2004 (the “IPO Registration Statement”).  The 2004 cash bonus amounts paid to Messrs. Holloway, Coyle and Robinson were consistent with the proposed 2004 cash bonus amounts set forth in their respective employment agreement with the Company, which amounts were subject to Compensation Committee approval. Copies of these employment agreements were filed as exhibits to the IPO Registration Statement (the “Employment Agreements”).

In addition, the Compensation Committee approved the 2005 base salaries for each of the above-referenced persons, as follows:

Name and Title	2005 Base Salary

Gary M. Holloway, Sr., Chairman, President and CEO	$350,000
Joseph M. Coyle, President of Student Housing Business	$250,000
Bruce F. Robinson, President of Military Housing Business	$300,000
John DeRiggi, Chief Investment Officer	$225,000
Bradley W. Harris, SVP and Chief Financial Officer	$225,000

The 2005 base salaries for Messrs. Holloway, Coyle and Robinson are consistent with the base salaries included in their respective Employment Agreement.

Sale of Interests in Corporate Flight Services, LLC to Gary M. Holloway, Sr.

Pursuant to a Membership Interests Purchase Agreement, effective as of February 28, 2005, by and between GMH Military Housing, LLC, a wholly owned subsidiary of GMH Communities, LP (the “Operating Partnership”), and Gary M. Holloway, the Company’s Chairman, President and Chief Executive Officer (the “Purchase Agreement”), GMH Military Housing, LLC sold and transferred its ownership of 100% of the outstanding membership interests (the “Membership Interests”) in Corporate Flight Services, LLC (“Corporate Flight LLC”) to Mr. Holloway.  Corporate Flight LLC is the entity that owns the Company’s corporate aircraft.  In connection with the company’s initial public offering, and pursuant to (i) the Contribution Agreement, dated October 18, 2004, by and among Mr. Holloway, the Operating Partnership, Corporate Flight Services, Inc., GH 353 Associates, Inc., LVWD, Ltd., and GMH Capital Partners Asset Services, LP, and (ii) the Assignment and Assumption of Membership Interests in Corporate Flight LLC, dated November 2, 2004, by and between

Mr. Holloway and GMH Military Housing, LLC, Mr. Holloway previously had contributed his ownership of 99% of the Membership Interests to the Operating Partnership, and Corporate Flight Services, Inc.,an entity wholly owned by Mr. Holloway, had contributed its 1% membership interest in Corporate Flight LLC, in exchange for 2,083 units of limited partnership interest in the Operating Partnership and the assumption by GMH Military Housing, LLC of all of the duties and obligations of Corporate Flight LLC, including the assumption of approximately $4.5 million in outstanding indebtedness on the corporate aircraft.  In consideration for the sale and transfer of the Membership Interests from GMH Military Housing, LLC back to Mr. Holloway effective as of February 28, 2005, Mr. Holloway agreed to reassume all of the duties and obligations of Corporate Flight LLC, which included, among other things, the assumption of approximately $4.2 million in then outstanding indebtedness with respect to the aircraft and an anticipated $500,000 in general repairs to the aircraft due in April 2005.

Under the Purchase Agreement, Mr. Holloway has also agreed that Corporate Flight LLC will enter into a lease agreement (“Lease Agreement”) with the Company and/or any of its subsidiaries as lessee(s), as soon as practicable after the effective date of Purchase Agreement, to permit the lessee(s) to use the aircraft at such times as may be requested by the lessee(s) for an agreed upon hourly rental payment.  Accordingly, it is anticipated that the Trust and/or one or more of its subsidiaries, as lessee of the aircraft, will make payments to Corporate Flight LLC, now wholly owned by Mr. Holloway, for use of the aircraft from time to time in the future.  The final determination of the hourly rental rate for lease of the aircraft will be based on current market rates charged for the leasing of similar aircrafts, but is expected to be the current price at which Corporate Flight LLC leases the aircraft to GMH Associates, Inc., an affiliate of Gary M. Holloway, equal to $2,950 per hour.  In addition, under the Purchase Agreement, Mr. Holloway has agreed to remit any profits, if any, he makes with respect to a sale of the aircraft within one year from the effective date of the Purchase Agreement, and to enter into a new lease agreement with the Trust and/or any of its subsidiaries to the extent that Mr. Holloway acquires a new aircraft within the next year of the effective date of the Purchase Agreement. A copy of the Purchase Agreement is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The transfer of the Membership Interests back to Mr. Holloway was approved by the Audit Committee of the Company’s Board of Trustees, in accordance with the Company’s Code of Business Conduct and Ethics.

Item 9.01.              Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

Exhibit Number	Description

99.1	Membership Interests Purchase Agreement, effective as of February 28, 2005, by and between GMH Military Housing, LLC and Gary M. Holloway, Sr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2005

GMH COMMUNITIES TRUST

	By:	/s/ Joseph M. Macchione
Name: Joseph M. Macchione
Title: Senior Vice President, General Counsel, and Secretary

Exhibit Index

Exhibit No.	Document Name

99.1	Membership Interests Purchase Agreement, effective as of February 28, 2005, by and between GMH Military Housing, LLC and Gary M. Holloway, Sr.